EXHIBIT 10.17.1

Amendment Number 1 to the
Third Amended and Restated Employment Agreement
This AMENDMENT to the Third Amended and Restated Employment Agreement by and between CVR Energy, Inc., a Delaware corporation (the “Company”), and Robert W. Haugen (the “Executive” and, together with the Company, the “Parties”) dated as of January 1, 2011 (the “Employment Agreement”), is entered into by and between the Parties as of December 31, 2013 (the “Amendment”).
WHEREAS, the Executive is currently employed by the Company pursuant to the terms of the Employment Agreement;
WHEREAS, the Parties desire to amend the Employment Agreement to extend the Term (as defined below).
NOW, THEREFORE, in consideration of the mutual covenants and representations contained in the Employment Agreement, the Parties agree as follows:

1.	Section 1.1. Term. Section 1.1 of the Employment Agreement shall be amended to read in its entirety as follows:
Term. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in each case pursuant to this Employment Agreement, for a period commencing on January 1, 2011 (the “Commencement Date”) and ending on the earlier of (i) December 31, 2014 and (ii) the termination or resignation of the Executive’s employment in accordance with Section 3 hereof (the “Term”).

2.
Section 3.2(a). Termination by the Company Other Than For Cause or Disability; Resignation by the Executive for Good Reason. The first sentence of Section 3.2(a) of the Employment Agreement shall be amended to read in its entirety as follows:

If during the Term (i) the Executive’s employment is terminated by the Company other than for Cause or Disability or (ii) the Executive resigns for Good Reason, then in addition to the Accrued Amounts the Executive shall be entitled to the following payments and benefits: (x) the continuation of Executive’s Base Salary at the rate in effect immediately prior to the date of termination or resignation (or, in the case of a resignation for Good Reason, at the rate in effect immediately prior to the occurrence of the event constituting Good Reason, if greater) for the lesser of (A) twelve (12) months (or, if earlier, until and including the month in which the Executive attains age 70) and (B) the remainder of the Term (the “Severance Period”) and (y) a Pro-Rata Bonus and (z) to the extent permitted pursuant to the applicable plans, the continuation on the same terms as an active employee (including, where applicable, coverage for the Executive and the Executive’s dependents) of medical, dental, vision and life insurance benefits (“Welfare Benefits”) the Executive would otherwise be eligible to receive as an active employee of the Company for the Severance Period or, if earlier, until such time as the Executive becomes eligible for Welfare Benefits from a subsequent employer (the “Welfare Benefit Continuation Period”) (collectively, the “Severance Payments”).

3.	Section 3.2(d)(7). Retirement. Section 3.2(d)(7) of the Employment Agreement shall be amended to read in its entirety as follows:
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“Retirement” shall mean the Executive’s termination or resignation of employment for any reason (other than by the Company for Cause or by reason of the Executive’s death) following the date the Executive attains age 65.

4.	Appendix A. Change in Control. Appendix A of the Employment Agreement shall be amended to read in its entirety as follows:
“Change in Control” means the occurrence of any of the following:
(a)    An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than thirty percent (30%) of (i) the then-outstanding Shares or (ii) the combined voting power of the Company’s then-outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred pursuant to this paragraph (a), the acquisition of Shares or Voting Securities in a Non-Control Acquisition (as hereinafter defined) shall not constitute a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person the majority of the voting power, voting equity securities or equity interest of which is owned, directly or indirectly, by the Company (for purposes of this definition, a “Subsidiary”), (ii) the Company, any Principal Stockholder or any Subsidiary, or (iii) any Person in connection with a Non-Control Transaction (as hereinafter defined);
(b)    The consummation of:
(i)    A merger, consolidation or reorganization of a Person (x) with or into the Company or (y) in which securities of the Company are issued (a “Merger”), unless such Merger is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a Merger in which:
(A)    the shareholders of the Company immediately before such Merger, or one or more Principal Stockholders, own directly or indirectly immediately following such Merger at least a majority of the combined voting power of the outstanding voting securities of (1) the corporation resulting from such Merger (the “Surviving Corporation”), if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities by the Surviving Corporation is not Beneficially Owned, directly or indirectly, by another Person (a “Parent Corporation”) or (2) if there is one or more than one Parent Corporation, the ultimate Parent Corporation;
(B)    the individuals who were members of the Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (1) the Surviving Corporation, if there is no Parent Corporation, or (2) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; and
(C)    no Person other than (1) the Company or another corporation that is a party to the agreement of Merger, (2) any Subsidiary, (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to the Merger, was maintained by the Company or any Subsidiary, (4) any Person who, immediately prior to the Merger, had Beneficial Ownership of thirty percent (30%) or more of the then outstanding Shares or Voting Securities, or (5) any Principal Stockholder, has Beneficial Ownership, directly or indirectly, of thirty percent (30%) or more of the combined voting power of the outstanding voting securities or common stock of (x) the Surviving Corporation, if there is no Parent Corporation, or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation.

(ii)    A complete liquidation or dissolution of the Company; or
(iii)    The sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any Person (other than (x) a sale or transfer to a Subsidiary or a Principal Stockholder (or one or more Principal Stockholders acting together) or (y) the distribution to the Company’s shareholders of the stock of a Subsidiary or any other assets).
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities as a result of the acquisition of Shares or Voting Securities by the Company which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons; provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Shares or Voting Securities by the Company and, after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities and such Beneficial Ownership increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.
For purposes of this Agreement:

(i)
“Affiliate” means any Person that a Person either directly or indirectly through one or more intermediaries is in common control with, is controlled by or controls, each within the meaning of the Securities Act of 1933, as amended.

(i)
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of stock, by agreement or otherwise and “Controlled” has a corresponding meaning.

(ii)	“Principal” means Carl Icahn.

(iii)	“Principal Stockholder” means any of IEP Energy LLC, any Affiliate of IEP Energy LLC, the Principal and any Related Party.

(iv)
“Related Party” means (1) the Principal and his siblings, his and their respective spouses and descendants (including stepchildren and adopted children) and the spouses of such descendants (including stepchildren and adopted children) (collectively, the “Family Group”); (2) any trust, estate, partnership, corporation, company, limited liability company or unincorporated association or organization (each, an “Entity” and collectively “Entities”) Controlled by one or more members of the Family Group; (3) any Entity over which one or more members of the Family Group, directly or indirectly, have rights that, either legally or in practical effect, enable them to make or veto significant management decisions with respect to such Entity, whether pursuant to the constituent documents of such Entity, by contract, through representation on a board of directors or other governing body of such Entity, through a management position with such Entity or in any other manner (such rights, hereinafter referred to as “Veto Power”); (4) the estate of any member of the Family Group; (5) any trust created (in whole or in part) by any one or more members of the Family Group; (6) any individual or Entity who receives an interest in any estate or trust listed in clauses (4) or (5), to the extent of such interest; (7) any trust or estate, substantially all the beneficiaries of which (other than charitable organizations or foundations) consist of one or more members of the Family Group; (8) any organization described in Section 501(c) of the Code, over which any one or more members of the Family Group and the trusts and estates listed in clauses (4), (5) and (7)

have direct or indirect Veto Power, or to which they are substantial contributors (as such term is defined in Section 507 of the Code); (9) any organization described in Section 501(c) of the Code of which a member of the Family Group is an officer, director or trustee; or (10) any Entity, directly or indirectly (a) owned or Controlled by or (b) a majority of the economic interests in which are owned by, or are for or accrue to the benefit of, in either case, any Person or Persons identified in clauses (1) through (9) above. For the purposes of this definition, and for the avoidance of doubt, in addition to any Person or Persons that may be considered to possess Control, (x) a partnership shall be considered Controlled by a general partner or managing general partner thereof, (y) a limited liability company shall be considered Controlled by a managing member of such limited liability company and (z) a trust or estate shall be considered Controlled by any trustee, executor, personal representative, administrator or any other Person or Persons having authority over the control, management or disposition of the income and assets therefrom.

(v)	“Shares” means the common stock, par value $.01 per share, of the Company and any other securities into which such shares are changed or for which such shares are exchanged.
Except as expressly modified by this Amendment, the terms and conditions of the Employment Agreement remain in effect.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment on the date first written above.

CVR ENERGY, INC.
/s/ Robert W. Haugen	By: /s/ John J. Lipinski
ROBERT W. HAUGEN	Name: John J. Lipinski Title: Chief Executive Officer and President

[Signature Page to Employment Agreement Amendment]